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                                                                   Exhibit 99.2

LAMSON & SESSIONS
_____________

NEWS RELEASE
_____________
25701 Science Park Drive
Cleveland, Ohio 44122


FOR IMMEDIATE RELEASE

LAMSON & SESSIONS COMPLETES ACQUISITION OF
AMERIDUCT WORLDWIDE, INC.

         o  ANTICIPATES 170 PERCENT EARNINGS INCREASE OVER 1999
         o  MODERATES FOURTH QUARTER EARNINGS ESTIMATE
         o  EXPECTS SALES AND EARNINGS GROWTH IN 2001


         CLEVELAND, Ohio, December 21, 2000 -- Lamson & Sessions (NYSE:LMS) announced that it has completed the acquisition of Ameriduct Worldwide, Inc., which was announced earlier this month. This acquisition will augment the Company's sales growth and enable Lamson to achieve a leadership position in the market for fiber optic conduit systems. The addition of Ameriduct should be mildly accretive to Lamson's earnings in 2001.

         For the full year in 2000, Lamson anticipates earnings of $1.52 to $1.55 per diluted share, which represents a 170 percent increase over the 57 cents per diluted share reported in 1999, adjusted for the current year's tax rate.

         Lamson is lowering fourth quarter earnings expectations from a range of 25 cents to 35 cents per diluted share to a range of 17 cents to 20 cents per diluted share. This revised expectation still compares favorably to the 16 cents per diluted share reported in the fourth quarter of 1999 when adjusted for the current year's effective tax rate.

         The primary reasons for this revision are a lower sales order rate reflecting a significant slowing in the economy over the past 30 to 45 days; inventory adjustments implemented by major electrical distributors and key customers; and resulting operating inefficiencies compounded by the lack of reliable electrical power availability at several facilities.


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         For 2001, Lamson is anticipating a continuation of soft market conditions in the first quarter with demand improving towards mid-year and a stronger second half. Overall, the Company anticipates that this should provide favorable sales and earnings comparisons to 2000. Earnings may rise to $1.70 to $1.75 per diluted share if the current softness in the economy is short-lived and demand returns to a more sustainable growth rate.

         This press release contains forward-looking statements that involve risks and uncertainties within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those expected as a result of a variety of factors, such as: (i) the volatility of resin pricing,
(ii) the ability of the Company to pass through raw material cost increases to its customers, (iii) maintaining a stable level of housing starts, telecommunications infrastructure spending, consumer confidence and general construction trends, and (iv) a reversal in the country's general pattern of economic improvement affecting the markets for the Company's products.

         Lamson & Sessions is a leading producer of thermoplastic enclosures, fittings, wiring outlet boxes and conduit for the electrical, telecommunications, consumer, power and wastewater markets. For additional information, please visit our Web site at: www.lamson-sessions.com.


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FOR FURTHER INFORMATION, PLEASE CONTACT:

James J. Abel
Executive Vice President and
Chief Financial Officer
Lamson & Sessions
(216) 766-6557